Exhibit 99.1
FOR RELEASE

Contact:	Uzi Sasson COO & CFO IXYS Corporation 1590 Buckeye Drive Milpitas, California 95035 Tel: (408) 457-9000
IXYS PROPOSES ACQUISITION OF ZILOG FOR $4.50 PER SHARE
MILPITAS, CA. May 16, 2008— IXYS Corporation (NASDAQ:IXYS), a Silicon Valley power semiconductor company, today announced that it has made a proposal to the ZiLOG, Inc. (NASDAQ:ZILG) Board of Directors to acquire all the outstanding shares of ZiLOG common stock for per share consideration of $4.50, to be paid in cash and stock.
Below is the text of the letter that IXYS sent to ZiLOG’s Board of Directors:
May 16, 2008
Board of Directors
ZiLOG, Inc.
6800 Santa Teresa Blvd.
San Jose, CA 95119
Attention: Darin Billerbeck,
Chief Executive Officer
Dear Members of the Board:
IXYS Corporation would like to enter into exclusive negotiations to acquire ZiLOG. Our cash and stock proposal represents a fair market value for the company consistent with prior proposals, recognizing the value of the company notwithstanding recent quarters of underperformance.
It is readily apparent to us as a shareholder, as well as to your other shareholders, that ZiLOG has unperformed as an independent company. ZiLOG’s March 2008 fiscal year results did not meet analysts’ or the market’s expectations. There is growing market sentiment that although ZiLOG has invested in technologies, the company is not converting these technologies into strong sales. Recent efforts by ZiLOG to infuse new blood into its sales and marketing team have yet to meet with success. We believe it would be in the company’s best interests to enter into merger discussions with a growing, global semiconductor company.
A merger with IXYS will offer the best opportunity for your shareholders, employees and customers, as such transaction would provide ZiLOG’s shareholders with immediate liquidity at a premium to the average six-month share price. Additionally, ZiLOG shareholders would have an ongoing equity stake in the combined company, thereby providing them with the opportunity to benefit from the significant upside potential of the combined entity.
ZiLOG’s microcontroller semiconductor devices will complement IXYS’s IC business. We believe that we are the best strategic partner for ZiLOG, with a strong market position in which to expand ZiLOG’s product sales. Our company designs, manufactures and sells worldwide a wide range of semiconductor components and subsystems that serve the industrial, telecommunications, consumer, medical, transportation and renewable energy markets. The combined entity would also be able to provide customers with ZiLOG’s microcontroller product line, which has become increasingly important in the new era of digital power management, utilizing IXYS’s components with ZiLOG’s microcontrollers.
IXYS is a multinational company with a customer base that spans the globe; ZiLOG’s presence is currently limited in Europe. IXYS can introduce ZiLOG’s products to a broader international audience, comprised of high-margin industrial, medical and communications markets, while broadening its reach in burgeoning consumer markets. Sales efficiencies can be developed, as products from both companies address many of the same end-market applications.
Although ZiLOG recruited a new sales and management team, the results did not translate to profits in the fiscal fourth quarter ended March 31, 2008. Sales for the fiscal fourth quarter were $16.7 million, a sequential decrease of 2 percent and a substantial decrease from the same quarter of last year ($19.1 million). For the fiscal year ended March 31, 2008, sales were $67.2 million as compared to $82.0 million for prior year — a double digit decrease in sales. To jump-start sales and better drive revenues, IXYS could serve as a catalyst, combining marketing teams and sales-focused management teams to achieve future success. IXYS also has a much broader distribution channel and geographic reach than ZiLOG, which could easily be applied to ZiLOG’s product lines.
By combining resources from both companies, we can not only work together to achieve strong sales/revenue growth, but also to accelerate R&D development and rapid deployment of products in targeted markets. As articulated in ZiLOG’s last earnings call, the company has spent over $100 million in R&D in recent years. However, it has yet to provide its shareholders with tangible results in the form of a product roadmap. We appreciate the efforts to develop innovative products, but are concerned that this capital infusion has not translated into a transparent product line with long-term sales projections. In fact, we have seen some mature product lines begin to lose traction without appropriate replacements.
A major historical challenge for ZILOG has been to maintain a steady pipeline of innovative products while keeping R&D and SG&A costs down as a percentage of revenue. According to recent management statements, ZiLOG continually focuses on consolidating activities in an attempt to reduce costs; we believe that the newly combined entity can fulfill ZiLOG’s corporate strategy of lowering costs without compromising strategic activities. Cost reductions would be realized through the combined entity’s synergies: shared manufacturing/production; enhanced fab utilization; efficient commercialization through an enhanced sales/marketing force; and eliminated redundancies related to Sarbanes-Oxley and public company regulatory filings.
In addition, completing this transaction would stop the slow bleed of cash associated with defending against hostile takeover attempts. We understand that ZiLOG incurred charges of $400,000 in the 2008 fiscal fourth quarter just to analyze a buyout proposal. We remain concerned about cash management at ZiLOG, as evidenced by the $3.9 million recently reclassified from cash and cash equivalents to long-term investments. Although ZiLOG believes that the value of its auction rate preferred stock is not impaired, we, as shareholders, are concerned about future cash availability.
IXYS intends to operate ZiLOG as a distinct business division, thereby maintaining and developing the entrepreneurial spirit that has contributed to our success to date. IXYS intends to provide customer service and technology development support, in an effort to protect ZiLOG’s customer base for the future. IXYS’s tradition of supporting and preserving acquired companies’ autonomy has been exemplified by previous acquisitions, including Clare, Inc. and others.
We recognize ZiLOG’s history in Silicon Valley, which parallels that of IXYS. We plan to stay in the area and to continue to advance as a recognized fast growth Silicon Valley company. This transaction will position IXYS with one of the most comprehensive power management and telecommunications semiconductor product portfolios within the $20 billion power semiconductor industry. Together, we would have an exceptional opportunity to rapidly create further value for our shareholders, employees and customers through an expanded product line.
We based this proposal on public information; we have carefully scrutinized the company fundamentals, earnings reports and other public data to reach our proposed valuation. In formulating our proposal, we reviewed the current stock price, prices over various previous time intervals, all relevant premiums, multiples and operating metrics, noting that ZiLOG’s stock price has trended down over the past 12-month period. In our opinion, recent upticks in stock price are not a reflection of positive company fundamentals; rather, this increase directly resulted from Universal Electronics Inc.’s bid and IXYS’s announcement of a 5% position in ZiLOG.
It is our belief that IXYS’s stock price reflects temporary market sentiment rather than the true value of the business; in support of this conviction, we have purchased more than 3 million shares of our own stock. It is in this vein that our proposal has merit: we expect ZiLOG’s shareholders to realize immediate liquidity with the cash component and to benefit from any appreciation in IXYS common stock in the future.
We would like to offer a compelling cash and stock proposal of $4.50 per share. This value is consistent with prior valuations of ZiLOG stock by other shareholders, as well as the opinion of your “sophisticated shareholders” who participated in your May 8, 2008 conference call and indicated that it is more than a fair value for ZiLOG shares. We believe that this offer will be supported by the holders of a majority of ZiLOG’s outstanding shares.

Our proposal is subject to the negotiation, execution and delivery of a definitive merger agreement and our having the opportunity to conduct certain limited and confirmatory due diligence. We are prepared to deliver a draft merger agreement to you and to begin discussions promptly, as well as to complete our due diligence investigation in an expeditious manner.
As a significant shareholder of ZILOG, IXYS strongly recommends that the respective boards work cooperatively to finalize a transaction structure and to document the transaction. We believe that all necessary consents and approvals can be obtained and the transaction could close in the September quarter of 2008. In that vein, we would like to begin discussions immediately; we request a response to this letter by business close on Tuesday, May 27, 2008.
Very truly yours,
IXYS Corporation
Nathan Zommer
Chairman of the Board, President and
Chief Executive Officer
*****
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, IXYS Corporation plans to file with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus and other documents regarding the proposed transaction. The definitive proxy statement/prospectus will be mailed to shareholders of ZiLOG, Inc. INVESTORS AND SECURITY HOLDERS OF ZILOG, INC. ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
     Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by IXYS Corporation through the Web site maintained by the SEC at http://www.sec.gov. Free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Secretary, IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035.
     IXYS Corporation and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding IXYS Corporation’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended March 31, 2007, which was filed with the SEC on June 14,

2007 and amended on Form 10-K/A on July 30, 2007 and August 16, 2007, and its proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on August 15, 2007. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
     Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as IXYS Corporation’s ability to achieve the synergies and value creation contemplated by the proposed transaction, IXYS Corporation’s ability to promptly and effectively integrate the businesses of ZiLOG, Inc. and IXYS Corporation, the timing to consummate the proposed transaction and any necessary actions to obtain required regulatory approvals, and the diversion of management time on transaction-related issues. For further information regarding risks and uncertainties associated with IXYS Corporation’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of IXYS Corporation’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting IXYS Corporation’s Secretary at (408)-457-9000.
     All information in this communication is as of May 16, 2008. IXYS Corporation undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.